Exhibit 99.1

Press Contacts:	Jeffrey J. Leebaw	Bill Price
	(732) 524-3350	(732) 524-6623
	(732) 642-6608 (M)	(732) 668-3735 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz	Lesley Fishman	Tina Pinto
	(732) 524-6491	(732) 524-2524	(732) 524-3922	(732) 524-2034

FOR IMMEDIATE RELEASE

Johnson & Johnson

Announces Dividend Increase of 10.2%

NEW BRUNSWICK, N.J., April 22, 2010 /PRNewswire via COMTEX News Network/--Johnson & Johnson (NYSE: JNJ) today announced that its Board of Directors has declared a 10.2% increase in the quarterly dividend rate, from $0.49 per share to $0.54 per share.  The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, NJ.

“Given our strong financial position and confidence in our ability to deliver outstanding results now and in the future, the Board has voted to increase the dividend for the 48th consecutive year,” said William C. Weldon, Chairman and Chief Executive Officer of the Company.

At the new rate, the indicated dividend on an annual basis is $2.16 per share compared to the previous rate of $1.96 per share.  The next quarterly dividend is payable on June 15, 2010 to shareholders of record as of June 1, 2010.

About Johnson & Johnson

Caring for the world, one person at a time...inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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